Letter of Confirmation of Related Party Loans

Party A: Universal Solar Technology, Inc. (including its wholly-owned subsidiaries, Kuong U Science & Technology (Group) Ltd. and Nanyang Universal Solar Technology Co., Ltd. (“NUST”))

Party B: Ling Chen

Whereas:

1. Party A is a public company trading on OTC BB;

2. Party B is Director of Party A;

Party A and Party B agree that all loans provided by Party B to Party A shall be due on December 31, 2016. All loans provided by Party B to Party A will bear interest at the interest rate of 3.50% per annum. Party A can make payment of accrued interest when its cash flow circumstance allows.

Party A: Universal Solar Technology, Inc.

/s/ Wensheng Chen

Party B: Ling Chen

/s/ Ling Chen